                                                                     EXHIBIT 5.1

                          [KING & SPALDING LETTERHEAD]

                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                             TELEPHONE: 404/572-4600
                             FACSIMILE: 404/572-5100

DIRECT FAX:                                                         DIRECT DIAL:

404/572-4600                                                        404/572-5100



                               September__, 1998


SanTi Group, Inc.
14901 Quorum Drive
Suite 200
Dallas, Texas 75240

Ladies and Gentlemen:

   We have acted as counsel to SanTi Group (the "Company") in connection with the filing of a Registration Statement on Form S-1 (Registration No.
333-60483) under the Securities Act of 1933, as amended, covering the offering of up to 13,046,979 shares of the Company's Common Stock, $.0001 par value per share (the "Shares"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.




   Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                       Very truly yours,

                                       /s/ King & Spalding
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